Exhibit r

Historical Limits on Index Gains

1-, 2-, & 6-year crediting periods as of November 15, 2024

Crediting Strategy	Crediting Period	Buffer	S&P 500®
Cap Rates No explicit fee	6-year	10%	Uncapped
		20%	250%
	2-year	10%	35%
		15%	27%
	1-year	10%	14%
		15%	11.50%

1-, 2-, & 6-year crediting periods as of December 15, 2024

Crediting Strategy	Crediting Period	Buffer	S&P 500®
Cap Rates No explicit fee	6-year	10%	Uncapped
		20%	130%
	2-year	10%	30%
		15%	25%
	1-year	10%	14%
		15%	11.50%